Exhibit 99.1

NOVEMBER 1, 2005

PRESS RELEASE

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2005 RESULTS

•                  Company Reports Higher Sales and Strong Cash Flow

•                  Earnings Reflect Business System Implementation Costs, Weak Turf Care Market and Capacity Constraints

CHICAGO, Illinois, USA, November 1, 2005—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) announced its financial results today for the third quarter ended September 30, 2005.

THIRD QUARTER REVIEW

Third Quarter Sales Strong, but Slowing Growth

Net sales for the third quarter 2005 increased 5 percent to $342.0 million, compared to sales of $324.7 million for the same period last year, with little impact of currency translation rate changes.  On a comparable basis, sales increased 3 percent in the Americas while sales in Europe and Asia-Pacific increased 5 percent and 20 percent, respectively.

By operating segment, on a comparable basis, Propel, Controls and Work Function sales all increased, by 8 percent, 4 percent and 3 percent, respectively.

David Anderson, President and Chief Executive Officer, stated, “While we continue to report record sales, our sales growth rate in a couple of key segments, specifically in the Americas, has slowed considerably.  This is most notable in the agricultural and weather-sensitive turf care markets, which together were down over 20 percent, offset by strong increases in the construction, road building and material handling markets.  At the same time, our sales in Asia Pacific are up 20 percent compared to last year due to further improvement in the Japanese export market.”

Third Quarter Net Earnings Short of Expectations

Net income for the third quarter 2005 was $4.3 million, or $0.09 per share, compared to a third quarter 2004 net income of $7.7 million, or $0.16 per share.  Third quarter 2005 earnings were impacted by expenses related to the continued implementation of a common company-wide business system of $4.7 million, or

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

$0.06 per share.  Third quarter 2004 results were impacted by restructuring costs, which amounted to $2.1 million, or $0.03 per share.

Anderson stated, “We are not satisfied with our third quarter earnings which have been negatively impacted in a couple of specific areas.  The first is related to the expenses incurred in the process of implementing a common company-wide business system. Overall the project is being executed extremely well, ahead of schedule and only slightly over budget.  We continue to fund this project more aggressively than originally planned with outside consulting assistance as well as through the significant redeployment of internal resources.  It is very important that we complete this project, on or ahead of schedule, so we can minimize the amount of time we are burdened with duplicate costs in IT associated with running multiple systems and begin to realize the benefits from global processes deployed.

“Secondly, we are still being negatively impacted by higher than normal operational costs associated with specific products manufactured in Euro-based countries that are in heavy and rapidly increasing demand in the U.S. Considerable progress has been made in establishing additional capacity in the U.S. to reduce what have been significant financial penalties and productivity inefficiencies resulting from expedited manufacturing schedules and premium freight methods.

“Finally, a shift in market mix driven by the weakening of the turf care and agricultural markets in the Americas has also had a negative impact on earnings.”

Orders and Backlog Show Strong Gains Which Point to Continued Growth

Orders received for the third quarter 2005 were $364.3 million, up 13 percent from the same period last year, with little impact from currency translation rate changes.

Total backlog at the end of the third quarter 2005 was $515.6 million, up 24 percent from the third quarter of 2004.

Anderson commented, “Although our rate of sales growth during the quarter slowed, our orders and backlog continue to be strong.  Our backlog, up 24 percent over last year compared to a comparable increase of 18 percent we reported last quarter, gives us confidence that we will continue to report strong sales growth beyond the fourth quarter.”

NINE MONTH REVIEW

Record Nine Month Sales, Continued Strong Cash Flow

Net sales for the nine months ended September 30, 2005, were $1,202.7 million, an increase of 13 percent over sales of $1,064.9 million for the first nine months of 2004.  On a comparable basis, excluding the impact of currency fluctuations, net sales were up 11 percent over last year.

Net income for the first nine months of 2005 was $34.7 million, or $0.73 per share, compared to net income for the same period last year of $40.4 million, or $0.85 per share.  2005 results were impacted by $14.3 million, or $0.19 per share, of costs relating to the implementation of our company-wide business system, compared to $1.9 million or $0.02 per share for 2004.

Strong Cash Flow

Cash flow from operations for the first nine months of 2005 was $102.2 million, compared with last year’s record level of $115.3 million.  Capital expenditures for the nine-month period were $61.0 million.  Capital expenditures were $46.9 million for the comparable period in 2004.  At the end of the third quarter the Company’s debt to total capital ratio, or leverage ratio, was at 39 percent.

“Cash flow from operations continues to be strong for the quarter, generating over $30.0 million,” stated David Anderson.  “This strong cash flow has allowed us to fund needed investments in increased production capacity and our common business system project, and higher dividend levels, while still reducing our debt.”

Emphasis on Capacity and Margin Management

Anderson continued, “There are a couple of important near-term capacity and production location issues that we are addressing which offer opportunities to reduce costs and improve our overall operational efficiencies. We also continue to place constant attention to the ongoing responsibilities of managing our margins and market pricing.  As part of these efforts we have undertaken an aggressive program to phase out production of several legacy products that are no longer contributing adequately to our earnings.  We have also announced a global price increase effective January 1, 2006, which differentiates by geographic region, market segment, and product and will roll previous surcharges into our base pricing.”

OUTLOOK

“The remainder of the year represents a significant challenge for us. Forecast sales levels for the fourth quarter in combination with a continued negative impact from market mix will limit our ability to achieve margins at our originally projected levels,” stated Anderson. “Additionally, we expect expenses for targeted restructuring activities in Europe to impact results by approximately $0.05 per share, and delays in working through the phase out of our legacy products will keep us from realizing the resulting benefits in the fourth quarter.

“In total, with all these factors considered, we are revising our outlook for full year 2005 earnings to be in the range of $0.60 to $0.70 per share.

“While 2005 will turn out lower results than originally projected, we have numerous actions underway which will be realized in 2006 and beyond. We remain very optimistic for our future given our longstanding record of strong market share growth supported by our broad global coverage and the most technologically advanced product portfolio in our Company’s history,” concluded Anderson.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 8,500 employees worldwide and revenue of more than $1.5 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the U.S. economy generally, and the construction, road building, material handling and specialty vehicle markets specifically, has, in recent months, been stronger than in recent years.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. has generally been improving, it remains unstable due to the uncertainty surrounding continued job creation, interest rates, crude oil prices, and the U.S. government’s stance on the weaker dollar.  The economic situation in Europe has not necessarily followed the improvement that has occurred in the U.S., and the economy in China has been slowed through government intervention.    Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Net sales	342,032	324,729	1,202,713	1,064,900
Cost of sales	265,827	246,918	918,144	793,225
Gross profit	76,205	77,811	284,569	271,675
Research and development	14,626	11,814	45,548	37,934
Selling, general and administrative	50,853	45,477	164,926	142,706
Total operating expenses	65,479	57,291	210,474	180,640
Income from operations	10,726	20,520	74,095	91,035
Nonoperating income (expense):
Interest expense, net	(4,011)	(4,191)	(12,358)	(13,057)
Minority interest in income of consolidated companies	(1,525)	(4,103)	(15,415)	(17,416)
Other, net	(221)	(551)	3,046	(105)
Income before income taxes	4,969	11,675	49,368	60,457
Income taxes	(677)	(3,931)	(14,704)	(20,083)
Net income	4,292	7,744	34,664	40,374
Net income per share:
Basic net income per common share	0.09	0.16	0.73	0.85
Diluted net income per common share	0.09	0.16	0.73	0.85
Weighted average shares outstanding
Basic	47,458	47,412	47,455	47,409
Diluted	47,872	47,479	47,745	47,455
Cash dividends declared per common share	0.12	0.10	0.36	0.24

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Net sales
Propel	156,634	145,053	585,221	498,432
Work Function	102,581	99,943	337,942	313,835
Controls	82,817	79,733	279,550	252,633
Total	342,032	324,729	1,202,713	1,064,900
Segment Income (Loss)
Propel	16,545	19,787	83,572	76,402
Work Function	(863)	5,119	4,972	21,488
Controls	4,954	6,727	21,027	23,328
Global Services and Other Expenses, net	(10,131)	(11,664)	(32,430)	(30,288)
Total	10,505	19,969	77,141	90,930

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
(Dollars in thousands)	September 30, 2005	September 30, 2004
Cash flows from operating activities:
Net income	34,664	40,374
Depreciation and amortization	67,439	60,626
Minority interest in income of consolidated companies	15,415	17,416
Net change in receivables, inventories, and payables	(51,812)	(44,088)
Other, net	36,467	40,930
Net cash provided by operating activities	102,173	115,258
Cash flows from investing activities:
Purchases of property, plant and equipment	(60,982)	(46,915)
Proceeds from sales of property, plant and equipment	970	636
Payments for acquisitions, net of cash acquired	—	(4,156)
Net cash used in investing activities	(60,012)	(50,435)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and bank overdrafts	6,304	(27,285)
Net repayments of long-term debt	(21,357)	(18,827)
Cash dividends	(16,143)	(9,962)
Distribution to minority interest partners	(5,925)	(9,960)
Net cash used in financing activities	(37,121)	(66,034)
Effect of exchange rate changes	(3,001)	985
Net increase in cash and cash equivalents	2,039	(226)
Cash and cash equivalents at beginning of year	11,273	15,086
Cash and cash equivalents at end of period	13,312	14,860

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	13,312	11,273
Accounts receivable, net	225,208	233,146
Inventories	242,033	241,562
Other current assets	33,082	40,131
Total current assets	513,635	526,112
Property, plant and equipment, net	440,429	478,543
Other assets	192,683	206,926
Total assets	1,146,747	1,211,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	27,360	23,609
Long-term debt due within one year	210,543	244,987
Accounts payable	96,300	130,071
Other accrued liabilities	111,029	99,320
Total current liabilities	445,232	497,987
Long-term debt	70,943	76,496
Long-term pension liability	51,849	57,148
Deferred income taxes	45,588	48,454
Other liabilities	42,240	47,494
Minority interest in net assets of consolidated companies	49,039	39,927
Stockholders’ equity	441,856	444,075
Total liabilities and stockholders’ equity	1,146,747	1,211,581

Number of employees at end of period	8,550	8,275
Debt to total capital ratio (1)	39%	42%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.